UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2009

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2009, Leadis Technology, Inc., a Delaware corporation (“Leadis”), entered into an Asset Purchase Agreement (the “Agreement”) with IXYS CH GMBH (“IXYS”) pursuant to which IXYS agreed to acquire certain assets related to Leadis’s LED driver and controller business and certain legacy display driver products (the “Assets”). Upon the terms and subject to the conditions of the Agreement, as consideration for the Assets, IXYS agreed to (i) pay Leadis $3.5 million in cash (the “Cash Consideration”) and (ii) assume specified liabilities related to the Assets. At the closing of the transaction (the “Closing”), IXYS will pay Leadis $2.625 million of the Cash Consideration, with the remainder of the Cash Consideration to be paid six months after the Closing. The amount of Cash Consideration payable for the Assets is subject to increase based upon the amount of inventory of certain display driver products transferred to IXYS at the time of the Closing. IXYS also will offer employment to certain employees that were employed in Leadis’ LED driver and controller business (the “Employees”). Leadis expects to complete the transaction in the current quarter.

The Agreement includes customary representations, warranties and covenants of Leadis and IXYS. The Agreement contains an indemnity by Leadis for breaches of representations, warranties and covenants made by it in connection with the transaction. Completion of the transaction is subject to the satisfaction of customary closing conditions, including, among other matters, (i) execution and delivery of specified ancillary agreements, (ii) accuracy of the representations and warranties and compliance with the covenants set forth in the Agreement, (iii) the absence of any material adverse change with respect to the Assets, Leadis’s LED business or the legacy display driver products, and (iv) the acceptance of employment with IXYS by certain of the Employees. Either party may terminate the Agreement, subject to certain exceptions, in the event of an uncured material breach by the other party or if the Closing has not occurred by specified dates.

The foregoing description of the Agreement and the transactions contemplated by the Agreement does not purport to be complete and qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information or disclosure about Leadis or IXYS, contains representations and warranties made by Leadis and IXYS. The assertions embodied in the representations and warranties were made solely for purposes of the Agreement and are subject to certain qualifications, limitations and exceptions agreed to by the parties in connection with negotiating the terms of the Agreement, including information contained in confidential disclosure schedules exchanged by the parties concurrent with execution of the Agreement. Accordingly, investors and stockholders should not rely on the representations and warranties contained in the Agreement as characterizations of the actual state of facts or circumstances, since the representations and warranties were made only as of a specific date and are modified by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a standard of materiality that is different from what might be viewed as material to investors or stockholders, or may have been used for purposes of allocating risk between the parties rather than establishing matters of fact. Moreover, information concerning the subject matter of representations and warranties in the Agreement may change after the date of the Agreement, which subsequent information may or may not be fully reflected in future public disclosures made by Leadis or IXYS.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Asset Purchase Agreement, dated as of August 15, 2009, by and between Leadis Technology, Inc. and IXYS CH GMBH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.

Date: August 18, 2009	/s/ John K. Allen
John K. Allen
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated as of August 15, 2009, by and between Leadis Technology, Inc. and IXYS CH GMBH.